MASTER SERVICE AGREEMENT

THIS SERVICES AGREEMENT ("Agreement"), effective as of 30 September 2013 (the "Effective Date") is made by and between TNI BioTech, Inc. ("Customer") and American Peptide Company, 1271 Avenida Chelsea, Vista, California 92081 ("APC").

WHEREAS, Customer is engaged in the research and development of human pharmaceutical products;

WHEREAS, APC is engaged in the business of providing process development, scale-up and manufacturing services to pharmaceutical companies;

WHEREAS, Customer desires to retain APC to perform process development, scale-up and manufacturing services and APC accepts such retainer;

NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings contained herein, the parties hereto agree as follows:

ARTICLE ONE
SERVICES

1.1 Services. Subject to the terms and conditions set forth herein, APC agrees to perform process development, scale-up and manufacturing services relating to specifications as set forth in APC's quotation and additional services under Exhibit A (the "Services") attached hereto. The related quotation, upon signing and acceptance by both parties, becomes a part of Exhibit A.

ARTICLE TWO
COMPENSATION

2.1 Compensation. The costs and payment schedule for the Services is attached hereto as Exhibit A. Should additional services beyond those expressly set forth on Exhibit A be requested by Customer, APC shall provide to Customer in writing an estimate of such additional expenses and upon Customer's written acceptance of such estimate, the additional services shall be considered Services hereunder.

2.2 Payments. All payments provided for under the terms of this Agreement shall be made by check or wire transfer payable to American Peptide Company, Inc.. Payments will be made by Customer in accordance with the schedule set forth in the quotation by APC and any additional services under Exhibit A. The account and payment currency of this Agreement is the US Dollar.

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ARTICLE THREE
CONFIDENTIALITY AND PROPRIETARY RIGHTS

3.1 **Confidentiality**. In view of Customer proprietary rights and interests, APC agrees that during the term of this Agreement and for five (5) years following termination of this Agreement APC will maintain as confidential all information received from Customer, and further agrees to limit access to any information provided by Customer, or obtained as a result of the performance of the obligations hereunder to only those persons who, under APC's direct control, will be engaged in employing such information for the purposes of fulfilling the obligations under this Agreement. At no time shall such information be employed for any purpose other than as described herein or published, disseminated or disclosed to any third party without the prior written consent of Customer unless required by law. The foregoing obligation shall not apply to information (a) which was known to APC prior to this Agreement; (b) which is or becomes generally available to the public by use, publication or the like, through no fault of APC; (c) which is disclosed to APC by a third party who has the legal right to disclose such information to APC; or (d) which APC is legally required to disclose.

3.2 **Proprietary Rights.** APC's proprietary information will be used by APC in the performance of the Services and APC's proprietary information or technology will not be transferred to the Customer pursuant to this Agreement. In case Customer transfers the Manufacturing or analytical process to APC, APC agrees that APC will use the manufacturing process or analytical methods disclosed by Customer to APC ("Customer's Process") subject to Section 3.1 and all information, discoveries, inventions, materials, documents, data or improvements arising out of APC's performance of the Customer's Process and Services shall promptly be made known to Customer. All processes belonging to and developed by APC remain the property of APC. All processes belonging to and developed by the Customer will remain the property of the Customer.

3.3 **Disclosure by APC**. APC agrees that during the term of this Agreement, APC or Customer will not disclose any information which is confidential or proprietary to any third party unless a third party collaborator in the project is designated by Customer in writing and agreed to in writing by APC.

3.4 **Survival**. The terms of this Article Three, and the parties' obligations hereunder shall survive termination or expiration of this Agreement and the completion of the Services.

ARTICLE FOUR
WARRANTIES; COVENANTS

4.1 **Conduct of Services**. APC agrees to assure that the Services are performed in a competent manner by qualified personnel in conformance with the grade being requested; Current Good Manufacturing Practices (cGMP) grade, using the standard of care usually and reasonably expected in the performance of such Services.

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4.2 **Compliance with Law**. APC agrees that the Services will be conducted in compliance with all applicable state, federal and local laws, rules and regulations and with the standard of care customary in the industry. APC shall retain all records resulting from the Services for the time required by applicable regulations.

4.3 **Customer Materials.** Any starting materials provided to APC by or on behalf of Customer for the conduct of the Services shall only be used in the conduct of the Services and any unused starting materials shall, upon termination of this Agreement, be returned to Customer or, at customer's direction, destroyed.

4.4 **Compliance with Protocol.** APC will conduct the Services in accordance with the Protocol set out by the Customer. In the event APC shall deem any such change in the Protocol necessary or advisable, APC shall promptly notify Customer in writing.

ARTICLE FIVE
INDEMNIFICATION

5.1 **Indemnification by APC**. APC agrees to defend, indemnify, and hold harmless Customer and its respective affiliates, employees, directors, and consultants against and from any losses, claims, proceedings, or investigations arising out of or in connection with APC's negligent performance of the Services, breach by APC of any covenant or warranty included in Article Four, or APC's failure to comply with the terms of this Agreement.

5.2 **Indemnification by Customer**. Customer agrees to defend, indemnify, and hold harmless APC and its respective affiliates, employees, directors, and consultants against and from any losses, claims, proceedings, or investigations arising out of or in connection with APC's performance of the Services to the extent that such claim does not arise out of APC's negligent performance of the Services, breach of any covenant or warranty included in Article Four, or APC's failure to comply with the terms of this Agreement.

5.3 **Survival**. The terms of this Article Five, and the parties' obligations hereunder, shall survive termination or expiration of this Agreement and the completion of the Services.

ARTICLE SIX
TERM; TERMINATION

6.1 **Term**. Unless otherwise terminated pursuant to the terms of this Agreement, this Agreement shall be effective and shall remain in full force and effect from the Effective Date of this Agreement through completion of the Services.

6.2 **Termination by Customer**. This Agreement may be terminated by Customer for any reason immediately upon written notice to APC. This Agreement may be terminated by Customer for failure of APC to comply with the terms and conditions of

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this Agreement effectively immediately upon written notice to APC by Customer. If this Agreement is terminated by Customer other than for failure of APC to comply with the terms and conditions of this Agreement or other cause, Customer will compensate APC for all Services performed to the date of termination and reimburse APC for all non cancelable commitments entered into by APC specifically to conduct the Services hereunder. If APC is terminated for cause, APC shall compensate Customer for any funds paid by the Customer in reliance on this Agreement.

6.3 Early Termination by APC. This Agreement may be terminated by APC effective upon thirty (30) days prior written notice to Customer in the event Customer shall fail to comply with the terms and conditions set forth in this Agreement. If this Agreement is terminated by APC for failure of Customer to reasonably comply with the terms and conditions of this Agreement, Customer will compensate APC for all Services performed to the date of termination and reimburse APC for all non cancelable commitments entered into by APC specifically to conduct the Services hereunder.

6.4 Effect of Termination. Upon the termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Three, Five, and Paragraph 7.1. Upon the termination of this Agreement, APC shall promptly surrender and deliver to Customer, or destroy at Customer's written request, all documents and materials provided to APC by Customer. Termination of this Agreement shall not relieve Customer from obligations under Article Two and Six for Services rendered prior to such termination in accordance with the terms and conditions of this Agreement. In the event any Services provided hereunder do not conform to the terms and conditions of this Agreement, APC shall, at Customer's option, either repeat the nonconforming Services or make a refund to Customer (and/or waive payment) with respect to such non-conforming Services.

6.5 Postponement or Delay by customer. In the event postponement or suspension of the Services shall be requested by Customer, Customer shall pay APC for all Services satisfactorily rendered through the date of such postponement or suspension plus reasonable costs directly arising out of such postponement or suspension. Upon receipt of written notice of postponement or suspension of the Services, APC agrees to use its best efforts to immediately curtail its efforts and make no subsequent commitments for expenditures under this Agreement. APC shall have no claim against Customer for lost profits or any other damages which may arise as a result of postponement or suspension. In the event of resumption of the Study, Customer shall notify APC in writing, at which time APC will do its best to schedule to resume Services under the terms of this Agreement.

ARTICLE SEVEN
MISCELLANEOUS

7.1 Publicity. Except as may be required by law, parties to this agreement agree not to use either's name in any press release, publicity, advertising, or other disclosure without prior written consent.

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7.2 Independent Contractor. In the activities connected with the Services, APC agrees to act as an independent contractor without the capacity to legally bind Customer and agrees that it is not acting as an agent or employee of Customer. Notwithstanding anything contained in this Agreement to the contrary, APC shall not initiate or participate in any communications with the FDA or any other governmental agency concerning the subject matter hereof unless required by law or requested to do so by Customer and, then, only upon prior consultation with Customer.

7.3 Amendments. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by each of the parties.

7.4 Assignment. APC shall not have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of Customer.

7.5 Entire Agreement. This Agreement and the exhibit attached hereto represents the entire understanding of the parties with respect to the subject matter hereof.

7.6 Governing Law. This Agreement will be governed by the laws of the State of New York (without regard to the choice of law provisions thereof) and the parties hereby submit to the exclusive jurisdiction of the New York courts, both state and federal.

7.7 Notices. All notices shall be deemed effective (1) in the case of hand delivery, when received, (2) in the case of overnight delivery service, on the next business day after being placed in the possession of such service, (3) in the case of facsimile, when electronic indication of receipt is received and (4) in the case of mail, on the third day after being placed in the postal system first class postage prepaid at the respective addresses set forth below, or at such other addresses as either party may specify to the other in accordance with this paragraph:

Customer: Annie Foster
VP, Clinical and Regulatory Affairs
TNI Bio Tech, Inc.
5100 Buckeystown Pike, Suite 250
Frederick, MD 21704

With a copy (that does not constitute service) to:

Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, New York 10007

APC: American Peptide Company, Inc.
1271 Avenida Chelsea
Vista, California 92081

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Customer

X______________________________________
By: Noreen Griffin
Title: CEO

American Peptide Company, Inc.

X______________________________________
By: Minoru Sakakibara
Title: President and CEO

EXHIBIT A
GMP Quotation Number: 130312-G400RevA

A) Prices and Delivery:

Product Number	Peptide Name	Sequence/Description	Quantity (grams)	Purity	Price (US$)	Delivery
30-0-10	Met-Enkephalin	Tyr-Gly-Gly-Phe-Met	200	≥ 95.0%	$135,900	9-11 weeks
		12 month Stability Study at three conditions with option to extend to 36 months (-20°C, 2-8°C, and 25°C/60%RH)*			$20,000	Per ICH Q1A guideline
		Chemistry, Manufacturing and Controls (CMC) Documentation in CTD format			$9,000	4-5 wks. from release date

Remarks: Quantity in gross weight. Counter ion as Acetate. Delivery time is from time of purchase.
*APC will package enough material at T=0 to extend study out to 36 months. Stability Study can be extended at client's discretion at an additional $5,000 / year.

B) Specifications for cGMP Release:

Attribute	Specifications	Test Methods	Performed By/SOP
Appearance	White to off-white powder	Visual	APC/STP 50.004
Molecular Weight	MW±1.0 up to 2000Da	Mass Spectral Analysis	APC/STP 50.037
Purity	≥ 95.0%	RP-HPLC	APC/STP 50.011
Related Substances	Report individual and total impurities ≥ 0.1% by RRT. (Target no single impurity ≥ 1.0%, total ≤ 5.0%)	RP-HPLC	APC/STP 50.011
Amino Acid Composition	Correct composition ±15% of theoretical value (except some hydrolyzed residues)	Amino Acid Analysis	APC/STP 50.070
Peptide Content	≥ 75.0%	% N, Elemental Analysis	APC/STP 50.040
Water Content	≤ 10.0%	Karl Fischer	APC/STP 50.006
Counter Ion Content	Report results	RP-HPLC	APC/STP 50.036
TFA Content	Report results (Target < 1.0%)	RP-HPLC	Test 4130 (EXOVA)
Residual Solvents	ICH limits	GC-MS	Test 5220 (EXOVA)
Bioburden	Report results	Aerobic and Spore Count	Test V-321 (Quadrants Scientific)
Bacterial Endotoxins	Report results	LAL	APC/STP 50.061
Mass Balance	Report results	N/A	APC/STP 50.060
Solubility	Report results	Visual	APC/STP 50.009
Storage recommendation	-15 or below		
Certificate of Analysis	Provided with product		

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C) Optional Specifications and Services: (not conditional to final product release)

Service	Specifications	Methods	Performed By/SOP	Additional Costs
Heavy Metals	Report results	ICP-MS	Test 7040 (EXOVA)	$450
Specific Optical Rotation	Report results	Polarimetry	APC/STP 50.120	Please inquire
Sequence Analysis	Conforms with expected	MS-MS	M-Scan	$1,650
Non-Sterile Vialing	Any increment of 100mg or greater.	Gravimetric	APC SOP 8.017	$500 set up plus $25/vial w/optional $500 nitrogen fee
Storage	Temperature-controlled & mapped at -20°C or +5°C		APC/STP	$25/day
Shipping	Dry Ice with Temp Indicator	Common Carrier	APC 2.103	$150 minimum per shipment

D) Terms and Conditions:

1. Under the terms of this proposal, American Peptide Company (APC) is proposing to provide the customer with the product(s) mentioned above. APC will prepare and provide product(s) as non-sterile lyophilized bulk. The manufacturing will be performed under cGMP conditions.
2. This product will be labeled as; "**Caution:** For manufacturing, processing or repacking in preparation of a new drug or new animal drug limited by federal law to investigational use."
3. APC warrants that the product meets the specifications agreed to by and between APC and the customer as determined by the analytical methods described in the product specification section with the understanding that the analytical methods have not been fully validated with the peptide matrix unless previously agreed upon between APC and the customer. Risk-of-loss passes to the customer upon shipment of the product and the customer will be advance billed for the product upon QA release if the product is not ordered to be shipped immediately upon QA release. In case for storage, the customer must request APC to bill and hold at $25/day for storage.
4. APC makes no warranty direct or implied about the suitability of this product for any use by the customer. APC is not liable for any incidental, consequential, or contingent damages arising from any use of this product.
5. APC can provide the appropriate documentation that may be required for preparing regulatory product submissions, such as an IND, upon request. The cost for preparation and delivery of documentation is not included in the cost of the delivery of the product.
6. Terms: **Our terms are 30% prepayment** with net balance due 30 days after QC release, FOB Vista, California USA. Shipping, handling & insurance charges will be added to the invoice at the rate of $150 (minimum) per shipment.

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